                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                Continental Can Company, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

-------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
     (1) Title of each class of securities to which transaction applies:
         ......................................................................
     (2) Aggregate number of securities to which transaction applies:
         ......................................................................
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
         ......................................................................
     (5) Total fee paid:
         .....................................................................
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:
   ...........................................................................
   (2)  Form, Schedule or Registration Statement No.:
   ...........................................................................
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   ...........................................................................
   (4)  Date Filed:
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

                         CONTINENTAL CAN COMPANY, INC.
                                 ONE AERIAL WAY
                            SYOSSET, NEW YORK  11791


-------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1997
-------------------------------------------------------------------------------


        TO THE HOLDERS OF COMMON STOCK OF CONTINENTAL CAN COMPANY, INC.


          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Continental Can Company, Inc. (the "Company") will be held at 10:00 a.m. on May 21, 1997, at the Union League Club, 38 East 37th Street, New York, New York, for the following purposes:


     1. To elect a Board of eleven Directors of the Company. If the amendment to the Company's Certificate of Incorporation to create a classified Board of Directors, as described in item 2 below, is approved by the stockholders, the directors will be elected to a classified Board, with four directors being elected for a term of one year, four directors being elected for a term of two years and three directors being elected for a term of three years. If such amendment is not approved, all eleven directors will be elected for a term of one year.


     2. To consider a proposal to amend the Company's Certificate of Incorporation to provide for the classification of the Company's Board of Directors into three classes, each class consisting of approximately one-third of the total number of authorized directors and being elected every third year for a three-year term.


     3. To transact such other business as may properly come before the meeting or any adjournment thereof.


The holders of Common Stock of record at the close of business on March 21, 1997, are entitled t o vote at the meeting.

                                          By Order of the Board of Directors,

                                                            LINDA R. DRISCOLL
March 21, 1997                                                      Secretary


-------------------------------------------------------------------------------
          IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, PLEASE SIGN
      AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------

                                PROXY STATEMENT

   This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors and management of Continental Can Company, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 21, 1997, and at any adjournments thereof.

   The principal purposes of the Annual Meeting are the election of directors and consideration of a proposal to amend the Company's Certificate of Incorporation to provide for the classification of the Board of Directors as described herein. The Board of Directors of the Company knows of no other business to come before the meeting. Stockholders who do not plan to be present at the meeting are requested to date and execute the enclosed form of proxy and return it to the Company.

   The costs of this solicitation will be borne by the Company. Solicitation is to be made primarily by mail, but may be supplemented to some extent by telephone calls made by full-time regular employees of the Company, who will not be specially compensated for this purpose. The approximate date on which this proxy statement and accompanying form of proxy are being sent to stockholders is April 7, 1997.

                                     VOTING

   The shares represented by each properly signed and returned proxy will be voted in accordance with the instructions marked thereon. In the event that the voting instructions are omitted on any such proxy, the shares represented by such proxy will be voted for the election of Directors and for the proposal to amend the Certificate of Incorporation to provide for the classification of the Board of Directors as described herein. Although the Board of Directors does not know of any business to be transacted at the meeting other than as indicated herein, if any other matter is properly brought before the meeting, shares with respect to which proxies have been received will be voted in accordance with the judgment of the proxies. Stockholders have the right to revoke their proxies by notifying the Secretary of the Company in writing at any time prior to the time the shares are actually voted, by executing and delivering a subsequently dated proxy, or by voting in person at the meeting.

   The Company presently has one class of voting securities outstanding and entitled to vote at the meeting, Common Stock (par value $.25) (the "Common Stock"). The close of business on March 21, 1997, has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to vote at the meeting, and only the holders of shares of Common Stock of record at that time will be entitled to vote. As of the record date, 3,205,835 shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote for each share held.

                             ELECTION OF DIRECTORS

   Eleven directors are to be elected at the meeting to constitute the Board of Directors of the Company. If the amendment to the Company's Certificate of Incorporation to create a classified Board of Directors, as described herein, is approved by the stockholders, the directors will be elected to a classified Board, with four Class A directors being elected for a term of one year, four Class B directors being elected for a term of two years and three Class C directors being elected for a term of three years. If such proposal is not approved, all eleven directors will be elected for a term of one year.
Directors will be elected by a plurality of the votes present in person or by proxy at the meeting. Thus, stockholders who do not vote, or who withhold their vote from one or more of the nominees named above and do not vote for another person, will not affect the outcome of the election provided that a quorum is present at the meeting. A broker who is the record owner of shares of Common Stock beneficially owned by a customer will have discretionary authority to vote such shares if the broker has not received voting instructions from the beneficial owner by the tenth day before the meeting, provided that this proxy statement has been transmitted to the beneficial owner at least 15 days before the meeting. Information with respect to the persons proposed to be elected as directors is set forth below:

                                                            Year First
                                                            Became      Proposed
Name and Age           Employment Experience                a Director   Class
------------           ---------------------                ----------  --------

Donald J. Bainton(1)   Chairman of the Board of                1983        C
65                     Directors and Chief Executive
                       Officer of the Company. Mr.
                       Bainton is also a director of
                       Plastic Containers, Inc.
                       ("PCI"), a subsidiary of the
                       Company.


Robert L. Bainton(1)   Vice Chairman of the Board of           1988        C
69                     Directors.  Prior to his
                       retirement in 1991, Mr. Bainton
                       was President and sole
                       shareholder of B & B Beverage
                       Company, a wholesale
                       distributor of wine and malt
                       alcoholic beverages in New
                       Jersey.

                                                            Year First
                                                            Became      Proposed
Name and Age           Employment Experience                a Director   Class
------------           ---------------------                ----------  --------

Kenneth O. Bainton(1)  Partner of The Kouzmanoff               1990        B
40                     Partnership, Architects, in New
                       York City.

Nils E. Benson         Prior to his retirement in              1989        B
73                     1989, Mr. Benson was President
                       of Penn Elastic Company, a
                       manufacturer of apparel
                       textiles.

Charles DiGiovanna     Chief Executive Officer and             1995        A
56                     President of Continental
                       Plastic Containers, Inc. and
                       Continental Caribbean
                       Containers, Inc., subsidiaries
                       of PCI, since 1992.  Prior to
                       that time he had been a
                       consultant to the Company since
                       1991.  Mr. DiGiovanna is a
                       director of PCI and Home Port
                       Bancorp, Inc.

Rainer N. Greeven      Partner of the law firm of              1972        A
60                     Greeven & Ercklentz, New York,
                       N.Y.  Mr. Greeven is a director
                       of Smith Barney World Funds,
                       Inc. and Smith Barney/Travelers
                       Series Funds, Inc.

V. Henry O'Neill       Private investor.                       1987(2)     B
72

John J. Serrell        Prior to his retirement, Mr.            1981        A
81                     Serrell was President of
                       Kinetic Development, Inc., an
                       engineering development
                       company.  During the last five
                       years, Mr. Serrell has also
                        devoted a portion of his time
                       to activities as an independent
                       business consultant.

Robert A. Utting       President of R.A. Utting &              1983        B
73                     Associates, Inc., a business
                       consulting firm.  Prior to his
                       retirement, in 1986, Mr. Utting
                       served as Vice Chairman of The
                       Royal Bank of Canada.

Abdo Yazgi             Executive Vice President, Chief         1991(3)     A
44                     Administrative Officer and
                       Assistant Secretary of the
                       Company.  Mr. Yazgi is a
                       director of PCI.

Jose Luis Zapata       Director of Corporate Finance           1992        C
37                     of Taenza, S.A. de C.V., since
                       1989.  Mr. Zapata is a director
                       of Plastic Containers, Inc.


(1) Donald and Robert Bainton are brothers and Kenneth Bainton is their nephew.
(2) Mr. O'Neill previously served as a director of the Company from 1982 to 1986.
(3) Mr. Yazgi previously served as a director of the Company from 1980 to 1984.

     On November 15, 1995, Mr. D. Bainton settled a civil enforcement proceeding commenced by the Securities and Exchange Commission in the U.S. District Court for the Southern District of New York. This proceeding arose out of the sale by a business associate of Mr. Bainton of shares of the Company's common stock. Without admitting or denying the Commission's allegations, Mr. Bainton agreed to pay a civil penalty of $30,000 and consented to the entry of an order permanently enjoining him from violating the federal securities laws.

     In case any person named above as a nominee for director shall be unavailable for service at the time of election (which the Company has no reason to foresee will be the case), the proxies solicited by the Board of Directors may be voted in favor of the election of a substitute director selected by the existing directors.

     The Board of Directors of the Company met seven times in 1996. Messrs. O'Neill and Zapata attended fewer than 75% of the Board and committee meetings held in 1996.

     The Board of Directors has a standing Personnel Committee which determines the compensation of the Company's officers and other matters relating to executive personnel. The members of the Personnel Committee are Messrs. Benson (Chairman), R. Bainton and Serrell. The Personnel Committee met once in 1996. See "Personnel Committee Report Regarding Executive Compensation."

     The Board of Directors has a standing Audit Committee which consults with the Company's independent auditors, and reviews the audit report and the adequacy of internal financial controls. The members of the Audit Committee are Messrs. Utting (Chairman), Greeven and O'Neill. The Audit Committee met once in 1996.

     The Board of Directors has a standing Nominating Committee which recommends to the Board nominees for Board membership, including committee assignments, organization and composition. The members of the Nominating Committee are Messrs. D. Bainton (Chairman), K. Bainton, Yazgi and Zapata. The Nominating Committee will not consider nominees recommended by security holders.

                           COMPENSATION OF DIRECTORS

     Members of the Board of Directors who are not also employees of the Company or its subsidiaries receive a $6,500 annual retainer, $1,000 for attendance at each meeting of the Board of Directors and committee of which they are members, and $2,000 for attendance at each meeting of a committee of which they are chairmen, plus expenses. Pursuant to the Director Stock Option Plan (the "Director Plan"), directors may elect to receive a stock option in lieu of the annual retainer and attendance fees. Each electing director receives an option to purchase the nearest number of whole shares obtained by dividing the annual retainer and attendance fees by the fair market value of a share of stock less one dollar. The option exercise price is one dollar per share and an option may not be exercised prior to the first anniversary of the date it was granted nor more than ten years after such date. During 1996, six electing directors received options to purchase a total of 6,644 shares of Common Stock under the Director Plan.

     Pursuant to the 1992 Restricted Stock Plan for Non-Employee Directors (the "Restricted Plan"), each non-employee director of the Company receives an award of 300 shares of Company Common Stock during each year of service. Such shares are restricted from transfer while such recipient remains a member of the Board of Directors and the shares are subject to forfeiture under certain circumstances including resignation or failure to stand for reelection prior to age 70.

     The 1990 Stock Option Plan for Non-Employee Directors (the "1990 Plan") provides for the issuance of up to 200,000 shares of Common Stock to directors who are not employees of the Company or its subsidiaries. The 1990 Plan is administered by a Board committee. The 1990 Plan provides for the grant to each Non-Employee Director, at the commencement of his initial term, of an option to purchase up to 10,000 shares of Common Stock at a price equal to the fair market value of a share of Common Stock on the date of the grant. The options become exercisable on a cumulative basis as to one-tenth of the shares subject to option on the date of the grant and on each of the nine successive anniversaries of such date. The term of the options is 10 years provided that any option holder who ceases to be a member of the Board of Directors forfeits any part of the option grant which has not become exercisable as of such date. No options were granted under the 1990 Plan in 1996.

               PROPOSED AMENDMENT OF THE COMPANY'S CERTIFICATE OF
                 INCORPORATION TO ESTABLISH A CLASSIFIED BOARD

     The stockholders are being asked to approve at the Annual Meeting an amendment to the Company's Certificate of Incorporation to provide for classification of the Board of Directors into three classes, each consisting of a number of directors equal as nearly as practicable to one-third of the total number of directors. After initial implementation, each class of directors would be subject to election every third year and would serve for a three-year term. Currently, all of the Company's directors are elected each year for a one-year term.

     The Board of Directors has unanimously approved the classification of the Board and recommends that the stockholders approve this proposal. The Board believes that such classification will promote stability in the management of the Company and in its long-term planning, strategies and policies, which the Board believes is in the best interests of the Company and its stockholders.

     If the proposal is approved, the Board of Directors will designate the three classes of directors. One class will serve initially for a one-year term, until the 1998 Annual Meeting of Stockholders (or until the respective successors to directors of this class are duly elected and qualified), and thereafter be elected for three-year terms. A second class would initially serve for a two-year term, and serve until the annual Meeting of Stockholders (or until the respective successors to directors of this class are duly elected and qualified), and thereafter be elected for three-year terms. The third class of directors would immediately commence service for a three-year term, and serve until the 2000 annual Meeting of Stockholders scheduled to occur in May 2000 (or until the respective successors to directors of this class are duly elected and qualified).

     If the Board's nominees herein are elected to the Board of Directors at the Annual Meeting, Charles F. DiGiovanna, Rainer N. Greeven, John J. Serrell and Abdo Yazgi will be designated as Class A directors, to serve for a term ending as of the 1998 Annual Meeting of Stockholders; Kenneth O. Bainton, Nils E. Benson, V. Henry O'Neill and Robert A. Utting will be designated as Class B directors, to serve for a term ending as of the 1999 Annual Meeting of Stockholders; and Donald J. Bainton, Robert L. Bainton and Jose Luis Zapata will be designated as Class C directors, to serve for a term ending as of the May 2000 Annual Meeting. Information concerning the Board's nominees for election as directors at the Annual Meeting is set forth above under "ELECTION OF DIRECTORS." If any such nominee is not elected at the meeting, the person elected in his stead will serve the above mentioned term for the said nominee. If the proposal to adopt a classified Board is not approved and implemented, all of the directors elected at the Annual Meeting will serve for a one-year term.

     Designation of a classified Board of Directors is permitted pursuant to
Section 141(d) of the General Corporation Law of the State of Delaware. Under Delaware law, a corporation, such as the Company, may divide its Board into two or three classes, with one-half or one-third of the directors, respectively, elected at each annual meeting (or as near to one-half or one-third as practicable). Classified Boards of Directors are permitted under the corporate law of virtually all states, and approximately one-half of Fortune 500 companies provide for classified Boards.

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

     The amendment to the Company's Certificate of Incorporation to implement a classified Board of Directors shall be in substantially the form of proposed new
Article 9 set forth in Exhibit A to this Proxy Statement.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock outstanding as of the record date of the meeting will be required to approve the proposed amendment. Thus, shareholders who do not vote or who vote to abstain will in effect be voting against the proposal. A broker who is the record owner of shares of Common Stock beneficially owned by a customer will not have discretionary authority to vote such shares if the broker has not received voting instructions from the beneficial owner.

CERTAIN EFFECT OF CLASSIFICATION OF BOARD

     If adopted, the classification of directors will apply to every future election of directors; it would not be triggered by the occurrence of a particular event, such as a "change in control." Under the proposed amendment to the Certificate of Incorporation, the Board of Directors would be divided into three classes. Directors would serve for a term of three years rather than one year, and one-third of the directors (or as near to one-third as practicable) would be elected each year. Initially, the Class A directors would serve for a term of one year, the Class B directors for a term of two years, and the Class C directors for a term of three years in order to implement the tri-annual elections. In each year commencing with the May 1998 Annual Meeting, one class of directors (consisting of approximately one-third of the directors) will be considered for election for a three-year term.

     The Company's Bylaws currently provide that the Board of Directors shall consist of not less than three directors, with the exact number specified by the Board or the majority of stockholders. The Board currently consists of eleven persons. In the event that the number of directors changes, the increase or decrease in the number of directors will be apportioned by the Board between the three classes to make each class as nearly equal as possible. Vacancies in the Board created by any resignation, removal or other reason, or by an increase in the size of the Board, may under Delaware law and the Company's Bylaws be filled by the vote of the majority of the directors remaining in office or by the vote of the holders of a majority of the outstanding shares.

     The proposed amendment would significantly extend the time required to make any change in the majority of the Board and would thus tend to render more difficult or discourage any attempt to remove incumbent management of the Company, by means of a merger, a tender offer for the Common Stock, a proxy contest, the acquisition of a large block of Common Stock, or other "change in control" transaction, even if such actions would be favorable to the interests of the Company's stockholders or were favored by a majority in interest of the Company's stockholders. Presently, a change in the Board majority can be effected at a single annual meeting. By contrast; if the proposed amendment is adopted, absent intervening vacancies, it would take at least two annual meetings to effect a change in Board majority, since only a minority of the directors will be elected at each meeting.

     Because of the additional time required to change the overall composition of the Board, the proposed amendment could tend to perpetuate the present Company management in office and discourage certain activities that could affect the market price of the Common Stock, such as the accumulation of large blocks of stock through a tender offer or otherwise. Therefore, stockholders could be deprived of the opportunity to sell their shares at a premium over prevailing market prices. The proposed amendment would also make it more difficult for the Company's stockholders to change the composition of the Board and management, even if the only reason for such change is the performance of the incumbent Board and management.

     In addition, under Delaware law, any director of the entire Board of Directors of the Company may currently be removed, with or without cause, by the holders of a majority of the shares of Common Stock then outstanding. If the classification proposal is approved by the shareholders and effected, stockholders may effect such removal only "for cause." There is little guidance under Delaware law as to the kind of conduct which would justify the removal of a director for cause. As a result, any effort to remove a director in any but egregious cases of misconduct would probably be the subject of protracted litigation.

     The proposal to adopt a classified Board of Directors is not the result of management's knowledge of any specific effort by a stockholder or group of stockholders to attain representation on the Board of Directors or otherwise to acquire control of the Company or greater influence in its management, and is not part of a plan by management to adopt, or to ask the stockholders to approve, a series of other proposals which could be considered as "anti-takeover" measures. Currently the company's Certificate of Incorporation and Bylaws do not contain any provisions commonly considered to have an "anti-takover" effect.


                             EXECUTIVE COMPENSATION

     The table below shows the compensation paid or credited by the Company and its subsidiaries during the past three fiscal years to the Chief Executive Officer and each other executive officer of the Company whose cash compensation (paid or deferred) in 1996 exceeded $100,000 (the "named executive officers").

                              SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION            LONG TERM COMPENSATION
                                     -------------------------     ------------------------------------
                                                                     AWARDS
                                                                   ------------------------------------
                                                                                          Common Shares
Name and                                                            Restricted Stock      Underlying        All Other
Prinicipal Position      Year          Salary           Bonus       Awards (1)              Options         Compensation
-------------------------------------------------------------------------------------------------------------------------
Donald J. Bainton        1996         $420,000         -           -                      -                 -
Chairman of the Board    1995         $415,813         -           $269,500               -                 -
and CEO                  1994         $400,000         -           $200,000               -                 -

Abdo Yazgi,              1996         $280,000         -           -                      -                 -
Executive VP             1995         $276,924         -           $117,600               -                 -
                         1994         $265,000         $130,000    -                      -                 -

John Andreas             1996         $110,000         -           -                      -                 -
VP-Manufacturing         1995         $108,170         -           $ 19,110               -                 -
                         1994         $ 99,000         $ 25,000    -                      -                 -

(1) A holder of restricted Common Stock is entitled to receive dividends paid on such shares. The number and market value of the named executive officers' aggregate restricted stock holdings at the end of the Company's last fiscal year (December 31, 1996) were as follows: Mr. Bainton-105,643 shares ($1,492,207) Mr. Yazgi- 4,800 shares ($67,800) and Mr. Andreas-1,780 shares ($25,143).

                                  STOCK OPTION

      The table below shows the total number and values of options to purchase common shares held by named executive officers at December 31, 1996. No options were granted to, or exercised by, such individuals during 1996.

                         FISCAL YEAR-END OPTION VALUES

                      Number of Common Shares Underlying                  Value of Unexercised In-The-Money Options
                        Unexercised Options at Fiscal Year-End                at Fiscal Year-End (1)
                       -------------------------------------------------------------------------------------------
Name                 Exercisable              Unexercisable                Exercisable          Unexercisable
-------------------------------------------------------------------------------------------------------------------
Donald J. Bainton    214,000                  6,000                        $798,650              -
Abdo Yazgi            82,000                  4,000                        $188,750              -
John Andreas         -                        -                            -                     -

(1) The value of unexercised options is the difference between the aggregate value of the underlying common shares ($14.125 per share on December 31, 1996) and the aggregate exercise price of the options.

                            EMPLOYMENT AGREEMENT

          Pursuant to Mr. Donald Bainton's employment agreement, which expires on May 17, 2006, 105,643 shares of restricted stock previously issued to him as compensation shall remain subject to forfeiture if he voluntarily leaves the employ of the Company prior to May 17, 2006, for any reason except his death or disability. This agreement also provides that in the event of his death prior to May 17, 2006, Mr. Bainton's spouse will continue to receive one-half of his salary until her death.

          PERSONNEL COMMITTEE REPORT REGARDING EXECUTIVE COMPENSATION

          The goal of the Company's executive compensation program is to attract, motivate and retain executives of the highest caliber. In the belief that this goal is most effectively achieved by closely linking executive compensation to corporate performance and returns to stockholders, the Company has established an executive compensation plan that conditions a very substantial portion of such compensation on the Company's achievement of its annual performance goals, the value of the Company's common stock, and the progress made by the Company toward the achievement of its long term strategies and objectives.

          In 1995, the Committee retained an independent executive compensation consultant to prepare a comprehensive report on the Company's compensation policy and practices and generally to advise the Committee in connection with the performance of its duties in executive compensation matters. The independent consultant assisted the Committee in establishing the following compensation guidelines for the Company's executive officers. Fixed compensation or base salaries are to fall at or near the 50th percentile of those paid by comparable multinational manufacturing companies while opportunities for variable incentive compensation should also be at or near the 50th percentile of such group, subject to adjustment in both cases based on the experience and performance of the individual executives. Actual short and long term incentive compensation will reach this goal only in years in which the Committee is satisfied with corporate and individual performance.

          The Company's executive compensation program has three principal components: annual base salaries, short-term incentives consisting of annual bonuses, and long-term incentives. Long-term incentives consist of stock options granted under the Company's 1988 Restricted Stock Option Plan or otherwise as determined by the Board and restricted stock granted under the 1995 Restricted Stock Compensation Plan to officers and other key employees of the Company and its subsidiaries. Short-term incentives consisting of annual bonuses are based primarily upon the Committee's subjective evaluation of corporate and individual performance and thus are directly linked to Company performance, while the long-term incentive of stock options and restricted stock indirectly reflects the Company's performance through changes in the value of the Company's common stock. Both the short-term and long-term incentives have been designed to align the interests of the Company's executive officers with those of the Company's stockholders.

          Base salaries for each executive officer are reviewed annually. Salaries are targeted at the competitive median paid by comparable multinational manufacturing companies for each position. The Chief Executive Officer reviews both relevant survey data as well as the past and expected contributions of each executive officer in determining what adjustments should be made to the salary of each executive officer. These determinations are reviewed with the Committee each year and subject to its approval.

          The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's subjective evaluation of his past performance and its expectations as to his future contributions. These deliberations are made with periodic advice by independent compensation consultants.

          Bonuses are reviewed and established by the Committee annually based on the Committee's subjective evaluation of corporate and individual performance. Bonuses for executive officers other than the Chief Executive Officer are discussed and reviewed by the Chief Executive Officer with the Committee and subject to its approval.

          Under the Company's 1988 Restricted Stock Option Plan, options to purchase common stock of the Company are granted on a periodic basis to certain officers and other key employees of the Company and its subsidiaries, including executive officers, at an exercise price as determined by the Committee on the date of the grant. Because the compensation element of options is dependent on increases over time in the market value of such shares, stock options represent compensation that is tied to the Company's long-term performance. The Committee determines the number of options and shares of restricted stock to be granted based on the Committee's subjective assessment of individual performance, and on the individual's level of compensation and position with the Company.

          In 1996, the base salary of the Chief Executive Officer, despite the Committee's satisfaction with the performance of the Chief Executive Officer and external market factors for comparable companies, was not changed by the Committee and remained at $420,000 reflecting the Committee's assessment of the Company's financial performance for the year 1995.

     The Committee believes that the executive compensation program is properly structured to attract and retain the executive resources needed to maximize stockholder returns. The emphasis on variable pay programs, which address both long-term and annual performance as well as both financial and stock performance, ensures that the program functions in the best interests of the Company's stockholders.

                              Personnel Committee:  Nils Benson (Chairman)
                                                    John J. Serrell
                                                    Robert L. Bainton

                               PERFORMANCE GRAPH

          Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on the Company's Common Stock during the last five fiscal years with the yearly change in the New York Stock Exchange Market Index and a Peer Group Index (the Dow Jones Container and Packaging Group Index).

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN /1/


                                [GRAPHIC CHART]



                             END OF FISCAL YEARS
                             -------------------

End of fiscal:                         1991       1992       1993      1994        1995       1996
                                      ------     ------     ------    -------     ------     ------
Continental Can Company, Inc.        $100.00      $64.47     $58.61     $64.47     $47.99     $41.39
Peer Group Index                     $100.00     $107.15    $105.67    $108.38    $117.05    $148.01
NYSE Market Index                    $100.00     $104.70    $118.88    $116.57    $151.15    $182.08

1. Assumes $100 invested on December 31, 1991, and that all dividends were reinvested.

                                STOCK OWNERSHIP

    As of the Record Date, the following were the only persons known by the Company to be the beneficial owners of more than 5% of the Common Stock. Donald
J. Bainton is Chairman and Chief Executive Officer of the Company.

Name and address                        Amount and nature
of beneficial owner                of beneficial ownership (1)   Percent of class
---------------------------------  ----------------------------  -----------------

Donald J. Bainton                           453,445 (2)              13.3%
One Aerial Way
Syosset, New York

Aileen Moody Bainton                        184,018 (2)               5.7%
Edgewater Drive
Nassau, Bahamas

R.B. Haave Associates, Inc.                 622,300                  19.4%
36 Grove Street
New Canaan, CT

Dimensional Fund Advisors, Inc.             164,300 (3)               5.1%
1299 Ocean Avenue
11th Floor
Santa Monica, CA

The following table sets forth information concerning the beneficial ownership of Common Stock as of the Record Date by each director, nominee and named executive officer and by all directors, nominees and executive officers as a group:

                                          Shares underlying        Total amount of
Name of beneficial owner (1)              stock options (4)   beneficial ownership (5)   Percent of class
----------------------------------------  ------------------  -------------------------  -----------------

Donald J. Bainton                                200,000             453,445 (2)              13.3%
Kenneth Bainton                                    8,000              73,641 (2)               2.3%
Robert L. Bainton                                  9,670              12,770 (2)                *
Nils E. Benson                                     9,874              11,974                    *
Charles DiGiovanna                                21,667              31,867                    *
Rainer N. Greeven                                  9,559              37,233                   1.2%
V. Henry O'Neill                                  10,075              37,575                   1.2%
John J. Serrell                                    9,559              12,419                    *
Robert A. Utting                                  10,117              33,968                   1.1%
Abdo Yazgi                                        72,667             132,710                   4.0%
Jose Luis Zapata                                   3,334               5,434                    *
John H. Andreas                                    3,334               6,749                    *
All directors, nominees and executive
 officers as a group (14 individuals)            371,356             843,036                 23.6%

* Less than 1%

(1) Beneficial ownership means direct ownership with sole voting and dispositive power unless otherwise indicated.

(2) Pursuant to the regulations of the Securities and Exchange Commission relating to beneficial ownership, Donald, Robert, Kenneth and Aileen Moody Bainton may be deemed to be a group for purposes of determining beneficial ownership. On this basis, each would be deemed the beneficial owner of 705,874 shares of Common Stock (20.6%). Each of the Messrs. Bainton and Mrs. Bainton disclaims beneficial ownership of shares beneficially owned by the others.

(3) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 164,300 shares of Common Stock as of December 31, 1996. All such shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(4) Stock options which were exercisable on the Record Date or which will become exercisable within 60 days of the Record Date.

(5)  Includes the shares underlying the stock options in the column to the left.


             INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS

KPMG Peat Marwick LLP acted as the Company's independent accountants in 1996 and has been selected to act in that capacity in 1997. It is expected that a representative of KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement, if the representative so desires.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

One report on Form 4 reporting eight transactions in the Company's Common Stock by Robert Utting, a director of the Company, was not filed on a timely basis in 1996.

                          TRANSACTIONS WITH MANAGEMENT

PCI has outstanding an aggregate of 100 shares of common stock (the "PCI Shares"). Prior to December 17, 1996, 50 PCI Shares were owned by the Company, and 50 PCI Shares were owned by Merrywood, Inc. ("Merrywood"), in which Mr. Zapata has an ownership interest. In July 1996, Merrywood exercised its right to put its 50 PCI Shares to the Company for $30 million, plus interest of approximately $15.4 million, pursuant to an Agreement entered into in 1992. In October 1996, the Company and Merrywood entered into a new Agreement (the "1996 Agreement") pursuant to which the Company purchased 34 PCI Shares in December 1996 for $30 million, plus a warrant exercisable through December 31, 2000 to purchase 150,000 shares of Common Stock at the lesser of $20.00 per share or book value at December 31, 1996. The 1996 Agreement also provided that the remaining 16 PCI Shares would be purchased by the Company prior to December 31, 2000 for approximately $15.4 million plus interest at 10%. Until such shares are purchased, the Company has agreed to cause one of Merrywood's designees to be nominated as a director of the Company and PCI. Mr. Zapata is the designee of Merrywood. All prior agreements between the Company and Merrywood were terminated by the 1996 Agreement. Merrywood, with the Company's consent, has since assigned its rights under the 1996 Agreement to a related corporation in which Mr. Zapata does not have an interest.


                             STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company on or before December 15, 1997 to be eligible for inclusion in the Company's Proxy Statement and Form of Proxy relating to the 1998 Meeting.


                         ANNUAL REPORT TO STOCKHOLDERS


A copy of the Company's Annual Report for 1996, containing financial statements for the year ended December 31, 1996 (which is not made a part of this Proxy Statement), is concurrently being furnished to each stockholder of record at the record date for this meeting.

                                             By Order of the Board of Directors,

                                                            LINDA R. DRISCOLL
                                                                    SECRETARY

                                   EXHIBIT A

                             PROPOSED NEW ARTICLE 9
                                TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION


          Classified Board of Directors.  The Company's Board of Directors shall
          -----------------------------
be divided into three classes designated as Class A, Class B, and Class C, respectively. Directors shall be initially designated as Class A, Class B and class C directors at the 1997 Annual Meeting of Stockholders. At the first annual meeting of the stockholders following the 1997 Annual Meeting at which this amendment is approved, the term of office of the Class A directors shall expire and Class A directors shall be elected for a full term of three years.
At the second annual meeting of the stockholders following the annual meeting at which this amendment is approved, the term of office of the Class B directors shall expire and Class B directors shall be elected for a full term of three years. At the third annual meeting of the stockholders following the 1997 Annual Meeting, the term of office of the Class C directors shall expire and Class C directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

          Notwithstanding the foregoing provisions of this Article 9, each director shall serve until his or her successor is duly elected and qualified or until his earlier death, resignation, or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. Vacancies on the board may be filled by the remaining directors for the remainder of the full class term.

                                     PROXY


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 21, 1997


     The undersigned stockholder of CONTINENTAL CAN COMPANY, INC. hereby appoints DONALD J. BAINTON, LINDA DRISCOLL and ABDO YAZGI, or any one or more of them, with full power of substitution and revocation, proxies of the undersigned to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of said corporation to be held at 10:00 a.m. on May 21, 1997 at the Union League Club, 38 East 37th Street, New York, New York, and at any adjournment thereof, as follows:

  (1)     Election of Directors

          Nominees:Donald J. Bainton, Kenneth O. Bainton,
                   Robert L. Bainton, Nils E. Benson,
                   Charles DiGiovanna, Rainer N. Greeven,
                   V. Henry O'Neill, John J. Serrell,
                   Robert A. Utting, Abdo Yazgi,
                   and Jose Luis Zapata

         (Mark only one)


         [ ] FOR all nominees listed above, except authority
         to vote withheld for the following nominees (if any):
         -----------------------------------------------------

         [ ] WITHHOLD authority for all nominees.


  (2) Proposal to amend the Company's Certificate of Incorporation to provide for the classification of the Company's Board of Directors into three classes, each class consisting of approximately one-third of the total number of authorized directors and being elected every third year for a three-year term.

         [  ] For       [  ] Against         [  ] Abstain

  (3) In accordance with their best judgment upon such other matters as may properly come before the meeting.

                   (continued and to be signed on other side)

                          (continued from other side)



THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND, WHEN EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED STOCKHOLDER ON THE REVERSE SIDE HEREOF. TO THE EXTENT THAT SUCH SPECIFICATIONS ARE OMITTED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE LISTED NOMINEES FOR DIRECTOR, AND ON OTHER MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES.



PLEASE SIGN AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.



PLEASE DO NOT FORGET TO DATE THIS PROXY   DATED:          ,1997
                                                ---------



                                -----------------------------------
                                    Signature of Stockholder



                                -----------------------------------
                                    Signature of Stockholder

                              (Please sign exactly as name appears at left. Executors, administrators, guardians, trustees, attorneys and officers signing for corporations should give full title. For joint owners, each should sign.)

                                       2